Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

Kenon Holdings Ltd.

Singapore

We herby consent to the inclusion in the Registration Statement on Form 20-F of Kenon Holdings Ltd. of the Baker Tilly Virchow Krause, LLP report dated June 16, 2014, relating to Petrotec AG’s consolidated balance sheet as of December 31, 2011, 2012 and 2013 and the related consolidated statements of comprehensive income, cash flows and changes in equity for the years ended December 31, 2012 and 2013.

We also consent to the reference to us under the caption “Statement by Experts” in the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
December 15, 2014